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                                                                     Exhibit (J)




CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A of Meridian Fund, Inc. (the "Registration Statement") of our reports dated July 26, 1999, relating to the financial highlights appearing in the June 30, 1999 Annual Report to Shareholders of Meridian Fund and Meridian Value Fund which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information.


PricewaterhouseCoopers LLP


San Francisco, California
October 25, 1999